Exhibit 10.1

GENERAL RELEASE AND SEPARATION AGREEMENT

THIS GENERAL RELEASE AND SEPARATION AGREEMENT (“Agreement”) is made March 31, 2007 (the “Effective Date”) by and between Eric Klinker (“Employee”) and Internap Network Services Corporation (“INTERNAP”), and arises out of the termination of Employee’s employment.

WHEREAS, Employee was employed by INTERNAP;

WHEREAS, Employee’s employment with INTERNAP was terminated effective 3/31/07, (“Termination Date”);

NOW, THEREFORE, for and in consideration of the foregoing, the mutual promises and covenants set forth herein, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employee and INTERNAP, intending to be legally bound, agree as follows:

1.             The foregoing recitals are hereby made a part of this Agreement and are incorporated herein by reference.

2.             (a)    Employee agrees that he voluntarily resigns his employment with INTERNAP effective the date that he signs this Agreement (the “End Date”). INTERNAP agrees that it has accepted Employee’s resignation from employment effective that date. INTERNAP further agrees that it will reflect Employee’s resignation in his personnel file and other personnel records.

                                (b)    Employee acknowledges and agrees that he received all compensation (whether as deferred compensation, bonuses, or otherwise), employment benefits (including, but not limited to, health insurance, dental insurance, life insurance, disability insurance, 403(b) contributions, and profit-sharing payments), vacation pay, sick pay, other paid leave, and any other alleged obligations relating to Employee’s employment with INTERNAP through the End Date.

                                (c)    Employee will not knowingly reapply for employment with INTERNAP, nor will Employee knowingly accept any employment or otherwise work for INTERNAP. Employee also will not accept any employment or assignment from an employer other than INTERNAP that would place him on the premises of INTERNAP or otherwise require him to perform services on the premises of INTERNAP. Employee agrees that his forbearance to seek future employment with INTERNAP is purely contractual and is in no way involuntary, discriminatory, retaliatory, or in violation of any contract or policy of INTERNAP. If Employee applies for employment with INTERNAP, INTERNAP is under no obligation to process or otherwise act upon that application.

3.             (a)    As consideration for Employee’s service to INTERNAP and for the promises made by Employee in this Agreement, INTERNAP agrees to pay to Employee the sum of Three Hundred Thousand Dollars ($300,000.00). The parties agree that this payment will be made to Employee within seven (7) business days of the execution of this Agreement by INTERNAP and Employee. We will attempt to wire these funds to Mr. Klinker’s personal bank. Employee understands and agrees that the payment and covenants by INTERNAP referenced in this paragraph 3 are in consideration for his promises in this Agreement and that he otherwise is not entitled to this or any other payment for any reason on account of his separation from employment with INTERNAP. The parties further understand and agree that the payment and promises referenced in this Paragraph 3(a) shall fully and completely extinguish all obligations of INTERNAP to Employee, including, but not limited to, severance pay, compensation (whether as deferred compensation, bonuses, or otherwise), the provision of any employment benefits (including, but not limited to, health insurance, dental insurance, life insurance, disability insurance, 403(b) contributions, and profit-sharing payments), vacation pay, sick pay, or any other alleged obligations relating to Employee’s employment with INTERNAP other than those specifically set forth in Paragraph 3(b).

                                (b)    Employee and INTERNAP agree that Employee shall have three months following the Effective Date in which to exercise the INTERNAP stock options held by him and that were vested as of the Effective Date, after which such options shall expire.

                                (c)    Employee may elect to continue, at Employee’s own cost, health insurance coverage under INTERNAP’s healthcare coverage plan commencing on the Termination Date and continuing thereafter for a period of eighteen (18) months, pursuant to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). In the event Employee elects to continue such health insurance coverage, Employee shall remit to INTERNAP payment in full for such health insurance coverage on a monthly basis, in advance, and Employee will be eligible to convert any life insurance coverage to an individual plan.

4.            (a)    In consideration of the foregoing payments and covenants, Employee, for himself and for his heirs, legal representatives, and assigns, hereby unconditionally and absolutely releases, remises, acquits and forever discharges INTERNAP and its heirs, executors, administrators, legal and personal representatives; former and/or current owners, partners, officers, directors, employees, residents, shareholders, managers, agents, attorneys, predecessors, successors, assigns, trustees, purchasers, principals, and privies; past, present, and future parent, subsidiary, and affiliated companies (both direct and indirect), divisions, related trade names, and affiliated entities of any kind; insurers; and any person or entity who may be jointly liable with INTERNAP or any of the aforesaid persons or entities (hereinafter referred to as the “INTERNAP Releasees”) from any and all claims, suits, personal remedies, debts, dues, demands, grievances, sums of money, rights, damages, liabilities, proceedings, actions, and causes of action of any kind, nature, or character (whether known or unknown, whether suspected or unsuspected, and whether at law, in equity, or otherwise), which relate to and/or arise out of any fact or event whatsoever from the beginning of time to and including the Effective Date of this Agreement. The foregoing release includes, but is not limited to, those rights and personal remedies arising under: (a) Title VII of the Civil Rights Act of 1964, as amended; (b) the Civil Rights Act of 1991; (c) 42 U.S.C. § 1981; (d) the Age Discrimination in Employment Act; (e) the Fair Labor Standards Act; (f) the Americans with Disabilities Act of 1990, as amended; (g) the Rehabilitation Act of 1973, as amended; (h) any federal, state, or local handicap, disability, or discrimination related act, regulation, ordinance, statute, or executive order; and (i) any ordinance or statute promulgated by any city, county, municipality, or other state subdivision.

Furthermore, this release also includes, but is not limited to, the following: (1) claims for retaliatory or wrongful discharge of any kind; (2) claims for unpaid or withheld wages, severance pay, benefits, bonuses, and/or other compensation or benefits of any kind; (3) claims for intentional or negligent infliction of emotional or mental distress or for outrageous conduct; (4) claims for breach of duty, libel, slander, or tortious conduct of any kind; (5) claims for interference with business relationships, contractual relationships, or employment relationships of any kind; (6) claims for breach of an implied covenant of good faith and fair dealing; (7) claims for interference with and/or breach of contract (whether express or implied, in fact or in law, oral or written); (8) claims for attorneys’ fees, costs, or expenses; (9) claims for personal remedies from alleged discrimination of any kind; (10) claims based upon the creation, maintenance, or subjection to a hostile or offensive work environment; (11) claims for constructive discharge; (12) claims for personal remedies from claims of retaliation; and/or (13) any and all claims which Employee ever had or has arising as a result of or connected in any way with his employment with and/or his subsequent separation from employment with INTERNAP. Employee agrees never to file a lawsuit to seek damages or other personal relief from INTERNAP based upon the claims being released under this Agreement.

                                (b)    Employee agrees never to file a lawsuit, claim, or cause of action seeking damages, reinstatement, attorney fees or other personal relief against INTERNAP and/or the INTERNAP Releasees based on the claims being released by him in this Agreement. Notwithstanding this waiver of remedies, above, nothing in this Agreement shall be construed to prohibit Employee from (1) filing a charge with the Equal Employment Opportunity Commission or (2) participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, or (3) filing any charge or claim - including Worker’s Compensation claims - not waiveable by law. The waiver of remedies above also does not cover any rights, claims or remedies, if any, that may arise after the date on which this Agreement is executed, and does not affect Employee’s right to challenge the validity of this Agreement under the law.

5.             (a)    For purposes of this Agreement, the term “Confidential Information” shall mean information, without regard to form, relating to INTERNAP and its affiliates and their employees, customers, vendors and/or suppliers that derives economic value, actual or potential, from not being known to others, including, but not limited to, business development strategies, potential projects and purchases, information technology, research and development, production, services, processes, equipment, policies, procedures, customer services, contracts and specific terms of contracts with and proposals to, customers, clients and other organizations with which INTERNAP does business or seeks to do business; the type, quantity and specifications of products purchased by or from customers and/or by suppliers; lists and other information about current or prospective clients, vendors or suppliers (including compilations of such information); plans or strategies for sales, marketing, purchases, acquisitions, ventures, or other business development; sales and account records, prices and pricing strategies/information, current and proposed advertising and promotional programs, methods, systems, techniques, procedures, designs, formulae, inventions and know-how, whether or not in writing; and includes information disclosed to INTERNAP by third parties that INTERNAP is obligated to maintain as confidential information.

                                (b)    For purposes of this Agreement, the term “Trade Secret” shall mean information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information:

(1)
derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(2)	is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

                                (c)    To the extent that the above definitions contained in Paragraphs 5(a) and 5(b) are inconsistent with the definitions of “Confidential Information” and “Trade Secret” mandated under applicable law, the foregoing definitions shall be deemed amended to the degree necessary to render them consistent with applicable law.

                                (d)    In recognition of the need of INTERNAP Releasees to protect their legitimate business interests, Employee hereby covenants and agrees that: (1) with regard to each item that under Georgia law is a Trade Secret of INTERNAP Releasees, at all times during which such item remains a Trade Secret under Georgia law; and (2) with regard to each item under which Georgia law is INTERNAP Confidential Information, for a period of two (2) years after the Effective Date of this Agreement, Employee shall regard and treat each item constituting all or any portion of the Trade Secrets and Confidential Information as strictly confidential and wholly owned by the INTERNAP Releasees, and will not, for any reason in any fashion, either directly or indirectly use, sell, lend, lease, distribute, license, transfer, assign, show, disclose, disseminate, reproduce, copy, or otherwise communicate any such item or information to any third party, for his/her own benefit or for any purpose other than in accordance with the express, written instructions of INTERNAP Releasees.

6.     Any dispute concerning violation(s) of any provision in this Agreement shall be resolved by confidential arbitration to take place in Atlanta, Georgia. The prevailing party in the arbitration proceedings shall recover all reasonable attorneys’ fees incurred. Arbitration conducted pursuant to the Employment Arbitration Rules and Procedures of the American Arbitration Association shall be the sole and exclusive remedy for enforcing a breach of any provision of this Agreement. Discovery available in accordance with the Federal Rules of Civil Procedure shall be available in any arbitration proceeding between the parties. Employee and INTERNAP acknowledge their understanding and agreement by initialing below.

         /s/ EK

                 /s/ DB

                                (a)    Employee agrees to fully cooperate with reasonable requests by INTERNAP regarding any and all matters associated with any investigations, claims or litigation involving INTERNAP about which the Employee has knowledge or the ability to assist INTERNAP in its defense for three (3) years following the date of this Agreement. Employee’s cooperation in such matters will include answering questions by INTERNAP regarding the subject of any such investigations, claims or litigation, voluntarily participating in depositions, providing affidavits and testimony if necessary, and assisting INTERNAP in responding to data or discovery requests. INTERNAP agrees to use every effort to ensure the time periods in which Employee’s assistance is sought do not conflict with Employee’s work or other business-related obligations. Employee agrees that any participation in the above-referenced matters will be truthful and factual. Employee further agrees that he will not be paid for his time associated with his participation in the matters if his time is less than ten (10) hours in any given month. If the time commitment exceeds this limit, Employee will be compensated at the rate of $200 per hour. INTERNAP will reimburse Employee for all reasonable out of pocket expenses incurred in providing such cooperation.

7.             This Agreement shall not in any way be construed as an acknowledgement or admission by INTERNAP that it has acted wrongfully with respect to Employee or to any other person or that Employee has any rights whatsoever against INTERNAP. INTERNAP specifically disclaims any liability to or wrongful acts against Employee or any other person.

8.             Employee expressly understands and agrees to maintain in strict confidence any information disclosed in this Agreement and/or in negotiations leading to this Agreement, the facts and circumstances leading to this Agreement, the contents of this Agreement, and the consideration for this Agreement. Employee shall take reasonable precautions to prevent disclosure of any term of this Agreement and/or its negotiations to third persons. Accordingly, Employee acknowledges, understands, and agrees that the terms of this Agreement, the facts and circumstances leading to this Agreement, the contents of this Agreement, and the consideration for this Agreement are to be kept strictly confidential by him and shall not be disclosed, either orally or in writing, by him to any third person, except: (1) to the extent required by court order; (2) pursuant to inquiry by the Internal Revenue Service; (3) pursuant to a lawfully issued subpoena, provided that Employee, to the extent possible, provides INTERNAP with written notice of the existence of such subpoena, at least five (5) calendar days prior to such disclosure and agrees not to contest any motion for protective order or motion to quash filed by INTERNAP; (4) on account of an action to enforce the terms of this Agreement or to redress a breach of any of the terms of this Agreement; or (5) to Employee’s attorneys, accountants, insurers and tax advisors who have a need to know such information, provided that such persons agree to maintain the confidentiality of the information prior to Employee making any disclosure.

9.             From and after the Effective Date of this Agreement, Employee will not provide any disparaging information about INTERNAP or any of its current or former parties, officers, directors, agents, employees, or representatives to any person or entity who is not a party to this Agreement nor will he request or direct other persons to do so, except to the extent required by: (a) a court order; (b) a lawfully issued subpoena, provided that Employee, to the extent possible, provides INTERNAP with written notice of the existence of such subpoena at least five (5) calendar days prior to such disclosure and agrees not to contest any motion for protective order or motion to quash filed by INTERNAP; or (c) otherwise by applicable law.

10.   Employee, as evidenced by his signature below, represents that he does not possess and otherwise has no custody or control of any property of INTERNAP, including, but not limited to, keys, identification cards, access cards, credit cards, telephone cards, parking permits, cellular telephones, pagers, business cards, manuals, and/or business documents of INTERNAP. Employee further agrees that, should he discover that he does possess or otherwise has custody or control of any property of INTERNAP, he will return, via hand-delivery or overnight delivery, such property to: Eric Suddith, Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, GA 30303, within ten (10) days of the discovery of the existence of such property of INTERNAP.

11.    INTERNAP makes no representations, warranties or agreements in this Agreement or otherwise concerning any tax treatment of the payment set forth above in Paragraph 3. Employee understands that he may receive a Form W-2 or Form 1099 and any state or local equivalents in connection with the payment set forth in Paragraph 3 and agrees that he will be solely responsible for the payment of any and all taxes, assessments, or other financial obligations, whether federal, state, or local, which are legally required to be paid in connection with the payment set forth in Paragraph 3 of this Agreement. Employee further understands and agrees that, if the Internal Revenue Service or any other federal, state, or local governmental agency determines that some or all of the payment set forth above in Paragraph 3 is subject to federal, state, and/or local taxes and if, as a result of Employee’s failure to report the payments set forth in Paragraph 3, pay the taxes required on the payment set forth in Paragraph 3, or any other action and/or inaction on the part of Employee, the Internal Revenue Service or any other federal, state, or local governmental agency imposes upon or assesses against INTERNAP or its insurers any tax obligations or responsibilities due in connection with the payment set forth in Paragraph 3(a) of the Agreement and/or assesses interest or imposes a fine and/or a penalty against INTERNAP and/or any of its insurers, then, in such event, Employee will indemnify, reimburse and hold harmless INTERNAP and/or all of its insurers, as the case may be, for such sums incurred by INTERNAP and/or its insurers, as the case may be, in connection with such assessed taxes and/or interest or imposed fine and/or penalty within ten (10) calendar days of being mailed notice of the existence of such assessment or imposition.

12.    Any other benefits not mentioned in this Agreement that Employee may be entitled to, including, but not limited to, his rights to health insurance continuation under Georgia law, shall be provided to Employee in accordance with the underlying plan or document governing such benefits and/or applicable law.

13.    (a)    Employee acknowledges and agrees that, before signing this Agreement, he was advised and is hereby advised in writing by INTERNAP to review it and consult with an attorney of his choosing and that, to the extent Employee desired, he has availed himself of these opportunities.

                                 (b)    Employee represents and agrees that he has carefully read and fully understands all of the provisions of this Agreement. Employee understands the final and binding nature of the release and waiver of his rights specified herein, and he knowingly and voluntarily enters into this Agreement with the intent to be bound by it, and without any coercion or duress from any person or source whatsoever.

14.    This Agreement represents and contains the entire agreement and understanding between the parties with respect to the terms and conditions of this Agreement, and supersedes any and all prior and contemporaneous written and oral agreements, understandings, representations, inducements, promises, warranties and conditions between the parties with respect to the terms and conditions of this Agreement. No other agreement, understanding, representation, inducement, promise, warranty or condition of any kind with respect to the terms and conditions of this Agreement shall be relied upon by the parties unless expressly incorporated herein.

15.    This Agreement may not be amended or modified except by an agreement in writing signed by all of the parties hereto.

16.    Any failure of any party on one or more occasions to enforce or require the strict keeping and performance of any of the terms and conditions of this Agreement shall not constitute a waiver of such terms and conditions of this Agreement, shall not constitute a waiver of such term or condition at any future time, and shall not prevent any party from insisting on the strict keeping and performance of such terms and conditions at a later time.

17.    The provisions of this Agreement shall be deemed severable, and any invalidity or unenforceability of any one or more of its provisions shall not affect the validity or enforceability of the other provisions hereof.

18.    Each party to this Agreement agrees and acknowledges that no presumption, inference, or conclusion of any kind shall be made or drawn against the drafter or draft(s) of this Agreement. Each party to this Agreement also agrees and acknowledges that he/it has contributed to the final version of this Agreement through comments and negotiations.

19.    This Agreement shall be binding upon and shall inure to the benefit of the parties and each of their respective heirs, personal and legal representatives, purchasers, executors, administrators, successors and assigns. Employee may not assign any rights or obligations hereunder without INTERNAP’s prior written consent.

20.    It is understood and agreed that the parties to this Agreement do hereby declare, represent, acknowledge and warrant that:

 (a)    IN EXECUTING THIS AGREEMENT, THE PARTIES HERETO RELY UPON THEIR OWN JUDGMENT, BELIEF AND KNOWLEDGE AS TO THE NATURE, EXTENT AND EFFECT OF THE POTENTIAL LIABILITY OF THE PARTIES AND OF THE LIABILITIES, WHETHER POTENTIAL OR OTHERWISE, WHICH ARE BEING RELEASED BY THIS AGREEMENT AND THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT THEY ARE ENTERING INTO THIS AGREEMENT AND SIGNING THE SAME VOLUNTARILY AND KNOWINGLY AND WITHOUT ANY DURESS, COERCION, INTIMIDATION OR FORCE; and

 (b)    The terms of this Agreement are contractual and not mere recitals; and,

 (c)    This Agreement is deemed to have been entered into in the State of Georgia and shall be construed and interpreted at all times and in all respects in accordance with the laws of the State of Georgia without regard to the principles of conflicts of laws, and jurisdiction and venue for any action relating in any manner to this Agreement shall be in a court of competent jurisdiction in the State of Georgia.

21.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall be deemed as being the same instrument.

22.    The persons executing this Agreement do hereby declare, represent, acknowledge, warrant and agree that such person is duly and fully authorized to execute this Agreement so as to legally bind Employee and INTERNAP.

IN WITNESS WHEREOF, the parties have executed this General Release and Separation Agreement as of the date indicated below:

______________________________________ WITNESS	/s/ Eric Klinker ERIC KLINKER Date: March 30, 2007
______________________________________ WITNESS	INTERNAP NETWORK SERVICES CORPORATION /s/ Eric Suddith By: Eric Suddith Title: Vice President, Human Resources Date:March 30, 2007